Exhibit 99.1

National CineMedia, LLC Announces Proposed Refinancing of its Senior Secured Credit Facility

Centennial, CO – November 8, 2012 – National CineMedia, LLC (“NCM LLC”) and National CineMedia, Inc. (NASDAQ: NCMI) (the “Company”), the managing member and owner of 48.6% of NCM LLC, announced today that NCM LLC has engaged Barclays, J.P. Morgan, Credit Suisse, Macquarie and Morgan Stanley to arrange a refinancing of its existing senior secured credit facility. Under the proposed refinancing, NCM LLC is seeking to replace its existing $225 million term loan with a new $265 million 7-year term loan. NCM LLC also seeks to increase the capacity under its revolving credit facility by $5 million and extend the maturity by 7 months. Upon completion of the proposed refinancing, and payment of costs and expenses incurred therewith, NCM LLC intends to use any excess proceeds to pay-off its current interest rate swap arrangements, make affiliate payments and for general corporate purposes. There can be no assurance that the refinancing or other transactions will be completed.

About National CineMedia, Inc.

NCM operates NCM Media Networks, a leading integrated media company reaching U.S. consumers in movie theaters, online and through mobile technology. The NCM Cinema Network and NCM Fathom present cinema advertising and events across the nation’s largest digital in-theater network, comprised of theaters owned by AMC Entertainment Inc., Cinemark Holdings, Inc. (NYSE: CNK), Regal Entertainment Group (NYSE: RGC) and other leading regional theater circuits. NCM’s theater advertising network covers 183 Designated Market Areas® (49 of the top 50) and includes over 19,300 screens (over 18,400 digital). During 2011, over 680 million patrons (on an annualized basis) attended movies shown in theaters in which NCM currently has exclusive cinema advertising agreements in place. The NCM Fathom Events live digital broadcast network (“DBN”) is comprised of over 720 locations in 170 Designated Market Areas® (including all of the top 50). The NCM Interactive Network offers 360-degree integrated marketing opportunities in combination with cinema, encompassing 41 entertainment-related websites, online widgets and mobile applications. National CineMedia, Inc. (NASDAQ: NCMI) owns a 48.6% interest in and is the managing member of National CineMedia LLC. For more information, visit www.ncm.com. (NCMI-F)

Forward Looking Statements

This press release contains various forward-looking statements that reflect management’s current expectations or beliefs regarding future events, including the propsed refinancing. Investors are cautioned that reliance on these forward-looking statements involves risks and uncertainties. Although the Company believes that the assumptions used in the forward looking statements are reasonable, any of these assumptions could prove to be inaccurate and, as a result, actual results could differ materially from those expressed or implied in the forward looking statements.

INVESTOR CONTACT:	MEDIA CONTACT:
David Oddo	Lauren Leff
800-844-0935	303-957-1709
investors@ncm.com	lauren.leff@ncm.com